Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements, as listed below, of Atlantic Union Bankshares Corporation and in the related Prospectuses, where applicable, of our reports dated February 25, 2020, with respect to the consolidated financial statements of Atlantic Union Bankshares Corporation and the effectiveness of internal control over financial reporting of Atlantic Union Bankshares Corporation, included in this Annual Report (Form 10-K) of Atlantic Union Bankshares Corporation for the year ended December 31, 2019.

Registration Statement Numbers	Form	Description

333-220398	Form S-3	Common Stock, Preferred Stock, Debt Securities, Warrants, Purchase Contracts, Units
333-156946	Form S-3	Fixed Rate Cumulative Perpetual Preferred Stock, Series A; Warrant to Purchase 422,636 Shares of Common Stock; 422,636 Shares of Common Stock
333-102012	Form S-3	Common stock
333-81199	Form S-3	Common stock
333-203580	Form S-8	Union Bankshares Corporation Stock and Incentive Plan
333-193364	Form S-8	FNB Corporation 2000 Incentive Stock Plan, FNB Corporation 2006 Incentive Stock Plan, StellarOne Corporation Stock Incentive Plan and StellarOne Corporation Stock and Incentive Compensation Plan
333-175808	Form S-8	Union First Market Bankshares Corporation 2011 Stock Incentive Plan
333-113842	Form S-8	Union Bankshares Corporation Non-Employee Directors’ Stock Plan
333-113839	Form S-8	Union Bankshares Corporation 2003 Stock Incentive Plan
333-228455	Form S-8 via post-effective amendment to Form S-4	Access National Corporation 2017 Equity Compensation Plan and Access National Corporation 2009 Stock Option Plan

/s/ Ernst & Young LLP

Richmond, Virginia

February 25, 2020